UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2014

WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code: +41.22.816.1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

Weatherford International Ltd. (the “Company”) is pleased to announce that, together with certain current and former officers, we have formally resolved a purported securities class action lawsuit previously disclosed in our public filings. The litigation, captioned Dobina v. Weatherford International Ltd., et al., No. 1:11-cv-01646-LAK (SDNY), related to the Company’s announcement on March 1, 2011 of a material weakness in internal controls over financial reporting for income taxes. The settlement is subject to notice to the putative class, approval by the U.S. District Court for the Southern District of New York, and other conditions. Pursuant to the settlement, the Company will pay $52,500,000, all of which is covered by insurance, in exchange for dismissal with prejudice of the litigation and the unconditional release of all claims, known or unknown, that settlement class members brought or could have brought against the Company and individual defendants related to the facts and allegations in the litigation. As a condition of the settlement, the Company and the other defendants deny any liability or wrongdoing related to the allegations in the litigation.

The Company believes the settlement of this litigation is a significant step towards resolving the various issues stemming from its historic financial reporting internal control issues. Other previously disclosed shareholder securities litigation and government investigations related to the material weakness disclosure and financial restatements remain pending.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Date: February 3, 2014
/s/ Alejandro Cestero
Alejandro Cestero
Vice President, Co-General Counsel and Corporate Secretary